Subsidiaries of Smartsheet Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Artefact Product Group, LLC	Washington, USA
Brandfolder, Inc.	Delaware, USA
On Brand Holdings Inc	Delaware, USA
On Brand Australia Pty Ltd	Australia
On Brand Investments Pty Ltd	Australia
On Brand Investments Ltd	United Kingdom
Smartsheet Australia Pty Ltd	Australia
Smartsheet Costa Rica Ltda.	Costa Rica
Smartsheet Germany GmbH	Germany
Smartsheet Japan K.K.	Japan
Smartsheet UK Limited	United Kingdom
TernPro Inc.	Delaware, USA